SEC 1745 (02-02)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: December 31, 2005
SCHEDULE 13G	Estimated average burden hours per response. . 11

Under the Securities Exchange Act of 1934
(Amendment No.  2)*

Variagenics, Inc.

(Name of Issuer)

Common Stock, $.01 Par Value

(Title of Class of Securities)

922196100

(CUSIP Number)

December 31, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[ ]	Rule 13d-1(c)
[X]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 922196100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oxford Bioscience Partners II L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,067,863 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,067,863 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,067,863 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 922196100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oxford Bioscience Partners (Adjunct) II L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,067,863 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,067,863 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,067,863 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 922196100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oxford Biosciences Partners (GS-Adjunct) II L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,067,863 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,067,863 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,067,863 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 922196100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) OBP Management II L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,067,863 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,067,863 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,067,863 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 922196100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oxford Bioscience Partners (Bermuda) II Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,067,863 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,067,863 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,067,863 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 922196100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) OBP Management (Bermuda) II Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,067,863 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,067,863 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,067,863 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 922196100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) OBP Management (Bermuda) II Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,067,863 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,067,863 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,067,863 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.5%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 922196100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Edmund M. Olivier

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,067,863 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,067,863 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,067,863 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 922196100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Cornelius T. Ryan

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,067,863 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,067,863 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,067,863 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 922196100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Alan G. Walton

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,067,863 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,067,863 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,067,863 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 922196100

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jonathan J. Fleming

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,067,863 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,067,863 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,067,863 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.5%

12.	Type of Reporting Person (See Instructions) IN

Schedule 13G

NOTE:  This Statement on Schedule 13G is being filed on behalf of: (i) Oxford Bioscience Partners II L.P., a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) II L.P., a Delaware limited partnership; (iii) Oxford Bioscience Partners (GS-Adjunct) II L.P., a Delaware limited partnership; (iv) OBP Management II L.P., a Delaware limited partnership; (v) Oxford Bioscience Partners (Bermuda) II Limited Partnership, a Bermuda limited partnership; (vi) OBP Management (Bermuda) II Limited Partnership, a Bermuda limited partnership; (vii) OBP Management (Bermuda) II Ltd., a Bermuda company; (viii) Edmund M. Olivier; (ix) Cornelius T. Ryan; (x) Alan G. Walton; and (xi) Jonathan J. Fleming.

Item 1.
	(a)	Name of Issuer Variagenics, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 60 Hampshire Street, Bldg 400, Cambridge, MA 02139-1548

Item 2.
	(a)	Name of Person Filing Oxford Bioscience Partners II L.P. (“OBP II”)
	(b)	Address of Principal Business Office or, if none, Residence Oxford Bioscience Partners 315 Post Road West Westport, CT 06880
	(c)	Citizenship Delaware
	(a)	Name of Person Filing Oxford Bioscience Partners (Adjunct) II L.P. (“OBP Adjunct II”)
	(b)	Address of Principal Business Office or, if none, Residence Oxford Bioscience Partners 315 Post Road West Westport, CT 06880
	(c)	Citizenship Delaware
	(a)	Name of Person Filing Oxford Bioscience Partners (GS-Adjunct) II L.P. (“OBP GS-Adjunct II”)
	(b)	Address of Principal Business Office or, if none, Residence Oxford Bioscience Partners 315 Post Road West Westport, CT 06880
	(c)	Citizenship Delaware
	(a)	Name of Person Filing OBP Management II L.P. (“OBP Management II”), the general partner of OBP II, OBP Adjunct II and OBP GS-Adjunct II
	(b)	Address of Principal Business Office or, if none, Residence Oxford Bioscience Partners 315 Post Road West Westport, CT 06880
	(c)	Citizenship Delaware
	(a)	Name of Person Filing Oxford Bioscience Partners (Bermuda) II Limited Partnership (“OBP Bermuda II”)
	(b)	Address of Principal Business Office or, if none, Residence c/o Codan Services Limited Clarendon House 2 Church Street PO Box 1022 Hamilton HM DX, Bermuda
	(c)	Citizenship Bermuda
	(a)	Name of Person Filing OBP Management (Bermuda) II Limited Partnership (“OBP Management Bermuda II”), the general partner of OBP Bermuda II
	(b)	Address of Principal Business Office or, if none, Residence c/o Codan Services Limited Clarendon House 2 Church Street PO Box 1022 Hamilton HM DX, Bermuda
	(c)	Citizenship Bermuda
	(a)	Name of Person Filing OBP Management (Bermuda) II Ltd. (“OBP Bermuda II Ltd.”), the corporate general partner of OBP Management Bermuda II
	(b)	Address of Principal Business Office or, if none, Residence c/o Codan Services Limited Clarendon House 2 Church Street PO Box 1022 Hamilton HM DX, Bermuda
	(c)	Citizenship Bermuda
	(a)	Name of Person Filing Edmund M. Olivier, a general partner of OBP Management II and OBP Management Bermuda II
	(b)	Address of Principal Business Office or, if none, Residence Oxford Bioscience Partners 650 Town Center Drive Costa Mesa, California 92626
	(c)	Citizenship United States
	(a)	Name of Person Filing Cornelius T. Ryan, a general partner of OBP Management II and OBP Management Bermuda II
	(b)	Address of Principal Business Office or, if none, Residence Oxford Bioscience Partners 315 Post Road West Westport, CT 06880
	(c)	Citizenship United States
	(a)	Name of Person Filing Alan G. Walton, a general partner of OBP Management II and OBP Management Bermuda II
	(b)	Address of Principal Business Office or, if none, Residence Oxford Bioscience Partners 315 Post Road West Westport, CT 06880
	(c)	Citizenship United States
	(a)	Name of Person Filing Jonathan J. Fleming, a general partner of OBP Management II and OBP Management Bermuda II
	(b)	Address of Principal Business Office or, if none, Residence Oxford Bioscience Partners 222 Berkeley Street, Suite 1650 Boston, MA 02116
	(c)	Citizenship United States
	(d)	Title of Class of Securities Common Stock, $.01 par value.
	(e)	CUSIP Number 922196100

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: None.

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: As of December 31, 2002, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

		OBP II:	852,595 Shares
		OBP Adjunct II:	186,795 Shares
		OBP GS-Adjunct II:	389,528 Shares
		OBP Management II:	0 Shares
		OBP Bermuda II:	638,945 Shares
		OBP Management Bermuda II:	0 Shares
		OBP Bermuda II Ltd.:	0 Shares
		Mr. Olivier:	0 Shares
		Mr. Ryan:	0 Shares
		Mr. Walton:	0 Shares
		Mr. Fleming:	0 Shares

By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record.  OBP Management II (as the general partner of OBP II, OBP Adjunct II and OBP GS-Adjunct II) and OBP Management Bermuda II (as the general partner of OBP Bermuda II) may also be deemed to own beneficially the shares of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II.  OBP Bermuda II Ltd., as the corporate general partner of OBP Management Bermuda II, may also be deemed to own beneficially the shares of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II.  Messrs. Olivier, Ryan, Walton and Fleming are general partners of both OBP Management II, the general partner of OBP II, OBP Adjunct II, and OBP GS-Adjunct II, and OBP Management Bermuda II, the general partner of OBP Bermuda II.  Therefore, each of Messrs. Olivier, Ryan, Walton and Fleming, the general partners of OBP Management II and OBP Management Bermuda II, may be deemed to own beneficially the shares held by OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II.  Note that 62,468 of the beneficially owned shares of OBP II,  16,206 of the beneficially owned shares of OBP Adjunct II, 36,575 of the beneficially owned shares of OBP GS-Adjunct II, and 46,815 of the beneficially owned shares of OBP Bermuda II consist of shares issuable upon exercise of immediately exercisable warrants to purchase shares.

	(b)	Percent of class:

		OBP II:	8.5%
		OBP Adjunct II:	8.5%
		OBP GS-Adjunct II:	8.5%
		OBP Management II:	8.5%
		OBP Bermuda II:	8.5%
		OBP Management Bermuda II:	8.5%
		OBP Bermuda II Ltd.:	8.5%
		Mr. Olivier:	8.5%
		Mr. Ryan:	8.5%
		Mr. Walton:	8.5%
		Mr. Fleming:	8.5%

The foregoing percentages are calculated based on the 24,117,061 shares of Common Stock reported to be outstanding as of November 12, 2002 in the Quarterly Report on Form 10-Q of Variagenics, Inc. for the quarter ended September 30, 2002, as adjusted pursuant to Rule 13d-3(d)(1) of the Act.

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote

		OBP II:	0 Shares
		OBP Adjunct II:	0 Shares
		OBP GS-Adjunct II:	0 Shares
		OBP Management II:	0 Shares
		OBP Bermuda II:	0 Shares
		OBP Management Bermuda II:	0 Shares
		OBP Bermuda II Ltd.:	0 Shares
		Mr. Olivier:	0 Shares
		Mr. Ryan:	0 Shares
		Mr. Walton:	0 Shares
		Mr. Fleming:	0 Shares

		(ii)	Shared power to vote or to direct the vote

		OBP II:	2,067,863 Shares
		OBP Adjunct II:	2,067,863 Shares
		OBP GS-Adjunct II:	2,067,863 Shares
		OBP Management II:	2,067,863 Shares
		OBP Bermuda II:	2,067,863 Shares
		OBP Management Bermuda II:	2,067,863 Shares
		OBP Bermuda II Ltd.:	2,067,863 Shares
		Mr. Olivier:	2,067,863 Shares
		Mr. Ryan:	2,067,863 Shares
		Mr. Walton:	2,067,863 Shares
		Mr. Fleming:	2,067,863 Shares

		(iii)	Sole power to dispose or to direct the disposition of

		OBP II:	0 Shares
		OBP Adjunct II:	0 Shares
		OBP GS-Adjunct II:	0 Shares
		OBP Management II:	0 Shares
		OBP Bermuda II:	0 Shares
		OBP Management Bermuda II:	0 Shares
		OBP Bermuda II Ltd.:	0 Shares
		Mr. Olivier:	0 Shares
		Mr. Ryan:	0 Shares
		Mr. Walton:	0 Shares
		Mr. Fleming:	0 Shares

		(iv)	Shared power to dispose or to direct the disposition of

		OBP II:	2,067,863 Shares
		OBP Adjunct II:	2,067,863 Shares
		OBP GS-Adjunct II:	2,067,863 Shares
		OBP Management II:	2,067,863 Shares
		OBP Bermuda II:	2,067,863 Shares
		OBP Management Bermuda II:	2,067,863 Shares
		OBP Bermuda II Ltd.:	2,067,863 Shares
		Mr. Olivier:	2,067,863 Shares
		Mr. Ryan:	2,067,863 Shares
		Mr. Walton:	2,067,863 Shares
		Mr. Fleming:	2,067,863 Shares

Each of OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Management II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd., Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaims beneficial ownership of any shares of Common Stock of Variagenics, Inc., except any shares held directly of record.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:    [   ]

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable. OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Management II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd., Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaim membership in a “group” as defined in Section 13(g)(3) of the Act.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 7, 2003
Date
OXFORD BIOSCIENCE PARTNERS II L.P. By: OBP Management II L.P., its general partner /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming General Partner
Name/Title

February 7, 2003
Date
OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II L.P. By: OBP Management II L.P., its general partner /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming General Partner
Name/Title

February 7, 2003
Date
OXFORD BIOSCIENCE PARTNERS (GS - ADJUNCT) II L.P. By: OBP Management II L.P., its general partner /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming General Partner
Name/Title

February 7, 2003
Date
OBP MANAGEMENT II L.P. /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming General Partner
Name/Title

February 7, 2003
Date
OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP By: OBP Management (Bermuda) II Limited Partnership, its general partner /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming General Partner
Name/Title

February 7, 2003
Date

OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming General Partner
Name/Title

February 7, 2003
Date

OBP MANAGEMENT (BERMUDA) II LTD. /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming Director
Name/Title
/s/ Edmund M. Olivier
Signature
Edmund M. Olivier
Name/Title
/s/ Cornelius T. Ryan
Signature
Cornelius T. Ryan
Name/Title
/s/ Alan G. Walton
Signature
Alan G. Walton
Name/Title
/s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming
Name/Title

Exhibit 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Variagenics, Inc.

February 7, 2003
Date
OXFORD BIOSCIENCE PARTNERS II L.P. By: OBP Management II L.P., its general partner /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming General Partner
Name/Title

February 7, 2003
Date
OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II L.P. By: OBP Management II L.P., its general partner /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming General Partner
Name/Title

February 7, 2003
Date
OXFORD BIOSCIENCE PARTNERS (GS - ADJUNCT) II L.P. By: OBP Management II L.P., its general partner /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming General Partner
Name/Title

February 7, 2003
Date
OBP MANAGEMENT II L.P. /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming General Partner
Name/Title

February 7, 2003
Date
OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP By: OBP Management (Bermuda) II Limited Partnership, its general partner /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming General Partner
Name/Title

February 7, 2003
Date
OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming General Partner
Name/Title

February 7, 2003
Date
OBP MANAGEMENT (BERMUDA) II LTD. /s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming Director
Name/Title
/s/ Edmund M. Olivier
Signature
Edmund M. Olivier
Name/Title
/s/ Cornelius T. Ryan
Signature
Cornelius T. Ryan
Name/Title
/s/ Alan G. Walton
Signature
Alan G. Walton
Name/Title
/s/ Jonathan J. Fleming
Signature
Jonathan J. Fleming
Name/Title